                                                                 NEV-284-88



ENDORSEMENT

As of the Endorsement Date the following changes are made:

"THE FIXED ACCOUNT. The Fixed Account is a segmented fund within the general account of the Company.

     If you elect the Fixed Account, the first date on which money is applied to the Fixed Account for the Policy is the latest of:

 .    The Policy Date;

 .    The date of Part II of the Application;

 .    The date the first premium is received by the Company; and

 .    The effective date of the election of the Fixed Account.


Each future net premium allocated to the Fixed Account will be applied as of its due date. Each transfer to the Fixed Account will be applied as of the transfer date.

FIXED ACCOUNT INTEREST. The rate of interest for each amount applied to the Fixed Account will be the rate set by the Company in advance for the date the amount is applied to the Fixed Account; and will not be less than a rate equivalent to an annual effective rate of 4%. The effective interest rate used on your Policy will be the weighted average of all such rates for your Policy.

     Each year, on the policy anniversary, the Company will determine a portion, if any, of the Policy's share of the Fixed Account which will be reinvested at the rate effective on that date.

     Interest will be credited to the Fixed Account on a daily basis.

RESTRICTION OF NEW AMOUNTS APPLIED TO THE FIXED ACCOUNT. The Company reserves the right to restrict new amounts applied to the Fixed Account if the rate of interest that would be used for the new amount is a rate equivalent to an annual effective rate of 4%.

TRANSFERS OUT OF THE FIXED ACCOUNT. You can transfer a limited portion of the Policy's share of the Fixed Account to the sub-accounts once within 30 days before each policy anniversary. The transfer will be limited to the greater of:
15% of the Policy's share of the Fixed Account; and the amount of the Policy's share of the Fixed Account transferred to the sub-accounts the prior year.

ELECTION OF THE FIXED ACCOUNT. You can elect to have future net premiums applied to the Fixed Account. (See Section 1 for net annual premiums.) You can change the election for future net premiums at any time by notice to the Company in writing. (See the Restriction of New Amounts Applied to the Fixed Account provision.) The portion to be applied to the Fixed Account must be a whole percent of the net premium not less than 10."

is added to the Policy.

Endorsement Date:


MODIFICATION OF THE CONTRACT SECTION

"POSTPONEMENT OF SURRENDERS, TRANSFERS AND LOANS FROM THE FIXED ACCOUNT. The Company can postpone the payment of the portion of the Policy's Net Cash Value which is in the Fixed Account for not more than six months after surrender. If payment is postponed for more than 30 days, it will be credited with interest from the date of surrender. The rate of interest will be set each year by the Company; but the rate will not be less than 3-1/2% per year.

     The Company can postpone transfers from the Fixed Account for not more than six months from the date of the request. The effective date of the transfer is the date on which values are transferred from the Fixed Account.

     The Company can postpone the making of any Policy Loan from the Fixed Account for not more than six months from the day you apply, except Loans to pay premiums on policies issued by the Company."

is added to the Contract section.

MODIFICATION OF THE VARIABLE ACCOUNT SECTION

"The Policy's first investment in the Account is made as of the latest of:

 .    The Policy Date;

 .    The date of Part II of the Application;


 .    The date the first premium is received by the Company; and


 .    The effective date of the election of any sub-account."

is substituted for

"The Policy's first investment in the Account is made as of the latest of:

 .    The Policy Date;

 .    The date of Part II of the Application; and

 .    The date the first premium is received by the Company."

in the Sub-Accounts provision.

"The Cash Value of the Policy at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.

     The values and benefits of the Policy depend on the investment performance of the portfolios in which the sub-accounts you elect are invested; and interest credited to the Policy's share of the Fixed Account The Company does not guarantee the investment performance of the portfolios of the sub-accounts. You bear the investment risk for amounts invested in the sub-accounts you elect."

is substituted for the second and third paragraphs of the Sub-Accounts provision.

     "You can transfer all or a portion of the Policy's existing share in a sub-account to another sub-account or to the Fixed Account (See the Restriction of New Amounts Applied to the Fixed Account provision.)"

is substituted for the first sentence of the Transfer Option provision.

MODIFICATION OF THE NONPAYMENT OF PREMIUMS SECTION

     "If the Policy is lapsed, it will not be affected by: the investment performance of the Account; and the interest rates used for the Fixed Account"

is substituted for the last sentence in the Lapse of Policy provision.

     "LAPSE OPTIONS. If the Policy lapses because a premium is not paid, any Net Cash Value of the Policy will be transferred from the Fixed Account and the Account to the general account of the Company and used to continue the Policy in force either as Paid-Up Insurance or Extended Term Insurance as stated below. Any Riders will lapse unless otherwise stated in the Rider. Any Policy Loans will terminate when the Net Cash Value is used for this purpose."

is substituted for the Lapse Options provision.


MODIFICATION OF THE CASH VALUE OF THE POLICY SECTION

     "The Cash Value of the Policy if all premiums due have been paid is equal to: the Policy's share of the elected sub-accounts; plus the Policy's share of the Fixed Account; plus the amount of any assets transferred to the general account of the Company because of Policy Loans. (See Section 10.) The amount of the Cash Value depends on: the frequency and amount of net premiums; investment performance of the elected sub-accounts; interest credited to the Policy's share of the Fixed Account; cost of insurance charges; transfers among sub-accounts and the Fixed Account; and Policy Loans. The Cash Value can increase or decrease on a dally basis, depending on: the investment performance of the elected sub-accounts; and the interest credited to the Policy's share of Fixed Account (See Actual Investment Return below.)"

is substituted for the first paragraph of the Cash Value provision.

     "The cost of insurance will be deducted in the same proportion as the Cash Value of the Policy is in the sub-accounts and the Fixed Account."

is substituted for

     "The cost of insurance will be deducted in the same proportion as the Policy is invested in the sub-accounts."

in the Cost of Insurance provision.

     "BASE INVESTMENT RETURN. The Policy has a Base Investment Return for each Valuation Period for its share of each elected sub-account and of the Fixed Account. The Policy's Base Investment Return is the amount which would be earned by the Policy's share if the sub-account had investment performance and the Fixed Account had interest credited at a monthly compounded rate equivalent to an annual effective rate of 4%."

is substituted for the Base Investment Return provision.

     "The Policy has an Actual Investment Return for each Valuation Period for its share of each elected sub-account and of the Fixed Account.

     The Actual Investment Return for the Fixed Account for each Valuation Period is equal to (a) minus (b); where:

 .    (a) is equal to the Policy's share of the Fixed Account as of the end of the Valuation Period;

     PLUS

the interest credited during the Valuation Period to any borrowed portion of the Policy's Cash Value; and

 .    (b) is equal to the Policy's share of the Fixed Account for the most recent
     Valuation Period."


is added to the Actual Investment Return provision.


MODIFICATION OF THE DEATH BENEFIT SECTION

     "Guaranteed Minimum Death Benefit. The Guaranteed Minimum Death Benefit is equal to the Face Amount shown in Section 1, regardless of investment performance and interest credited, if all premiums due have been paid."

is substituted for the Guaranteed Minimum Death Benefit provision.

MODIFICATION OF THE POLICY LOANS SECTION

     "Unless you request otherwise, Policy Loans will reduce first, the Policy's share of the sub-accounts proportionately and second, the Policy's share of the Fixed Account, except as noted below in the Interest on Loans; Policy Loan Balance provision."

is substituted for

     "Policy Loans will reduce the Policy's share of the sub-accounts proportionately, unless you request otherwise."

in the Policy Loans provision.

     "Loan interest not paid when due will be added to the Loan and will bear interest; when loan interest is added to the Loan, the Policy's share of the sub-accounts and of the Fixed Account will be reduced proportionately."

is substituted for the last sentence of the Interest on Loans; Policy Loan Balance provision.

     "Loan repayments will be allocated: first, to repay the Loans made against the Fixed Account; and second, unless you request otherwise, to repay the Loans made against the sub-accounts in the same proportion as the Policy is invested in the sub-accounts."

is substituted for

     "Loan repayments will be allocated in the same proportion as the Policy is invested in the sub-accounts, unless you request otherwise."

in the Repayment of Loans provision.

New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts



                               /s/ John A. Fibiger        /s/ Kernan F. King

                                   President                  Secretary

                                                                      NEV-217-84

ENDORSEMENT

As of the Date of Issue, each Policy or Rider provision that contain any differences based on sex is modified to provide for males and females the same:

 .    Rates;
 .    Benefits;
 .    Values; or
 .    Payments under Life Income Options.

MODIFICATION OF LIFE INCOME TABLES SECTION

As of the Date of Issue of this Policy, the following section is substituted for the Life Income Tables section:

LIFE INCOME TABLES. Guaranteed monthly payments per $1,000 of proceeds applied to the Life Income Option are shown below:

----------------------------------------------------------------------------------------------------
SECOND AND THIRD OPTIONS: LIFE INCOME
----------------------------------------------------------------------------------------------------
Age of                               10 Years         20 Years           Cash           Instalment
Payee            No Refund           Certain           Certain          Refund            Refund
----------------------------------------------------------------------------------------------------
15*               $3.19                 $3.19            $3.19           $3.18               $3.19
16                 3.21                  3.20             3.20            3.19                3.20
17                 3.22                  3.22             3.21            3.21                3.21
18                 3.23                  3.23             3.23            3.21                3.21
19                 3.25                  3.24             3.24            3.23                3.24
20                 3.26                  3.26             3.25            3.25                3.25
21                 3.27                  3.27             3.27            3.26                3.26
22                 3.29                  3.29             3.28            3.28                3.28
23                 3.31                  3.30             3.30            3.29                3.29
24                 3.32                  3.32             3.31            3.31                3.31
25                 3.34                  3.34             3.33            3.32                3.33
26                 3.36                  3.36             3.35            3.34                3.35
27                 3.38                  3.37             3.37            3.36                3.36
28                 3.40                  3.39             3.39            3.38                3.38
29                 3.42                  3.41             3.41            3.40                3.40
30                 3.44                  3.44             3.43            3.42                3.42
31                 3.46                  3.46             3.45            3.44                3.44
32                 3.49                  3.48             3.47            3.46                3.47
33                 3.51                  3.51             3.50            3.49                3.49
34                 3.54                  3.53             3.52            3.51                3.52


----------------------------------------------------------------------------------------------------
SECOND AND THIRD OPTIONS: LIFE INCOME
----------------------------------------------------------------------------------------------------
Age of                               10 Years         20 Years           Cash           Instalment
Payee            No Refund           Certain           Certain          Refund            Refund
----------------------------------------------------------------------------------------------------
35                   3.56               3.56             3.55            3.54                3.54
36                   3.59               3.59             3.58            3.56                3.57
37                   3.62               3.62             3.60            3.59                3.60
38                   3.66               3.65             3.63            3.62                3.63
39                   3.69               3.69             3.67            3.65                3.66

----------------------------------------------------------------------------------------------------
Age of                               10 Years         20 Years           Cash           Instalment
Payee            No Refund           Certain           Certain          Refund            Refund
----------------------------------------------------------------------------------------------------
40                  $3.73              $3.72              $3.70           $3.68              $3.69
41                   3.76               3.76               3.73            3.71               3.72
42                   3.80               3.79               3.77            3.75               3.76
43                   3.84               3.84               3.80            3.78               3.79
44                   3.89               3.88               3.84            3.82               3.83
45                   3.93               3.92               3.88            3.86               3.87
46                   3.98               3.97               3.92            3.90               3.91
47                   4.03               4.02               3.97            3.94               3.96
48                   4.08               4.07               4.01            3.99               4.00
49                   4.14               4.12               4.06            4.03               4.05
50                   4.10               4.18               4.11            4.08               4.10
51                   4.16               4.23               4.16            4.13               4.15
52                   4.32               4.30               4.21            4.19               4.21
53                   4.39               4.36               4.26            4.24               4.27
54                   4.46               4.43               4.32            4.30               4.33
55                   4.54               4.50               4.37            4.36               4.39
56                   4.62               4.58               4.43            4.43               4.46
57                   4.70               4.65               4.49            4.49               4.53
58                   4.79               4.74               4.56            4.57               4.60
59                   4.89               4.83               4.62            4.64               4.68
60                   4.99               4.92               4.68            4.72               4.76
61                   5.10               5.02               4.75            4.80               4.85
62                   5.22               5.12               4.82            4.89               4.94
63                   5.34               5.23               4.88            4.98               5.03
64                   5.47               5.35               4.95            5.07               5.13
65                   5.61               5.47               5.02            5.17               5.24
66                   5.76               5.60               5.08            5.18               5.35
67                   5.92               5.73               5.15            5.39               5.47
68                   6.10               5.87               5.11            5.51               5.59
69                   6.18               6.02               5.17            5.63               5.72
70                   6.48               6.17               5.33            5.76               5.86
71                   6.70               6.33               5.38            5.89               6.00
72                   6.92               6.49               5.43            6.04               6.16
73                   7.17               6.66               5.48            6.19               6.32
74                   7.43               6.84               5.52            6.34               6.49
75                   7.71               7.02               5.56            6.52               6.67
76                   8.02               7.20               5.60            6.69               6.86
77                   8.34               7.38               5.63            6.87               7.06


----------------------------------------------------------------------------------------------------
Age of                               10 Years         20 Years          Cash           Instalment
Payee            No Refund           Certain           Certain         Refund            Refund
----------------------------------------------------------------------------------------------------
78                 8.69                7.56             5.66            7.07               7.27
79                 9.07                7.75             5.68            7.27               7.50
80                 9.47                7.93             5.70            7.49               7.74
81                 9.90                8.11             5.71            7.73               7.99
82                10.36                8.28             5.73            7.96               8.25
83                10.86                8.45             5.73            8.21               8.53
84                11.39                8.62             5.74            8.50               8.83
85+               11.96                8.77             5.75            8.78               9.14
----------------------------------------------------------------------------------------------------
*and under  +and over

----------------------------------------------------------------------------------------------------
SIXTH OPTION: LIFE INCOME FOR TWO LIVES
----------------------------------------------------------------------------------------------
Age of One      Age of Other Payee
Payee
                   55                60               65               70                 75
----------------------------------------------------------------------------------------------
                                   Joint and Survivor
55                 $4.04            $4.17            $4.28            $4.37            $4.43
60                  4.17             4.36             4.53             4.68             4.79
65                  4.28             4.53             4.79             5.02             5.12
70                  4.37             4.68             5.02             5.38             5.71
75                  4.43             4.79             5.22             5.71             6.12
80                  4.47             4.87             5.37             5.98             6.68
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                            Joint and Survivor, 10 Years Certain
55                 $3.96            $4.09            $4.10            $4.36            $4.42
60                  4.09             4.17             4.44             4.59             4.77
65                  4.10             4.44             4.69             4.91             5.09
70                  4.36             4.59             4.91             5.12             5.50
75                  4.42             4.77             5.09             5.50             5.88
80                  4.46             4.85             5.33             5.72             6.11
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                Joint and 2/3 to Survivor
55                 $4.37            $4.56            $4.76            $4.99            $5.13
60                  4.56             4.78             5.02             5.30             5.59
65                  4.76             5.02             5.33             5.67             6.03
70                  4.99             5.30             5.67             6.10             6.57
75                  5.13             5.59             6.03             6.57             7.18
80                  5.48             5.89             6.41             7.06             7.84
----------------------------------------------------------------------------------------------

Payments for other ages will be quoted by the Company on request.

The rates shown above are based on an interest rate of 3 1/2% per year; and on mortality: using a 60/40 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to the year 2010.



New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts


/s/ John A. Fibiger           /s/ Kernan F. King

President                     Secretary